Exhibit 10.5

APERGY EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of                     , 2018)

Section 1. PURPOSE.

The Plan was established to administer the non-qualified deferred compensation liabilities with respect to certain employees of Apergy Corporation and its Affiliates under the Dover Corporation Pension Replacement Plan (as amended and restated as of January 1, 2010) (“Pension Replacement Plan”) and the Dover Corporation Deferred Compensation Plan (as amended and restated as of January 1, 2009) (“Dover Deferred Compensation Plan”). Apergy USA, Inc. (a subsidiary of Apergy Corporation) assumed such non-qualified deferred compensation liabilities in connection with the spin-off of Apergy Corporation by Dover Corporation (the ‘Spin-Off”). The assumption of such non-qualified deferred compensation liabilities by Apergy USA, Inc. shall be determined in accordance with the terms of the Employee Matters Agreement dated as of [                    , 2018] by and between Dover Corporation and Apergy Corporation (“Employee Matters Agreement”).

Only those employees of Apergy Corporation and its Affiliates, with respect to which Apergy USA, Inc. assumed liabilities under the Pension Replacement Plan and/or the Dover Deferred Compensation Plan pursuant to the Employee Matters Agreement, shall become Participants in this Plan. No other employees of Apergy Corporation and its Affiliates shall become Participants in the Plan at or after the Effective Time.

Participants in the Plan shall not defer any additional compensation under the Plan or accrue any additional benefits under the Plan attributable to services performed following the Spin-Off. Each Participant’s Deferred Compensation Plan Account, Pension Replacement Plan Account, and Supplemental Accrued Benefit Account, as applicable, however, shall be credited with Earnings as set forth in the Plan.

Section 2. DEFINITIONS.

Unless the context requires otherwise, the following words, as used in the Plan, shall have the meanings ascribed to each below:

“Affiliate” of any company, partnership, other corporate entity or natural person means any company, partnership, other corporate entity or natural person that, together with the first mentioned company, partnership, other corporate entity or natural person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Appropriate Procedure” shall mean the form, procedure or method provided or prescribed by the Committee for the purposes stated herein.

“Beneficiary” shall mean the person or persons designated by a Participant to receive any payments which may be required to be paid pursuant to the Plan following his or her death, or in the absence of any such designated person, the Participant’s estate; provided, however, that a married Participant’s Beneficiary shall be his or her spouse unless the spouse consents in writing to the designation of a different Beneficiary. For purposes hereof, Beneficiary may be a natural person or an estate or trust.

Upon the acceptance by the Committee (or a designee of the Committee) of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. A Participant’s designation of a Beneficiary (or any election to revoke or change a prior Beneficiary designation) must be made and filed with the Committee (or a designee of the Committee), in writing, on such form(s) and in such manner prescribed by the Committee (or a designee of the Committee). The Committee (or a designee of the Committee) shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee (or a designee of the Committee) prior to his or her death.

“Cause” shall mean a Participant is convicted of, or enters a plea of nolo contendere or similar plea to, a felony under applicable law, and the action constituting the felony has placed, or can reasonably be expected to place, Apergy Corporation or its Affiliates or their employees at substantial legal or other risk or has caused or can reasonably be expected to cause, substantial harm, monetarily or otherwise, to the business, reputation or affairs of Apergy Corporation or its Affiliates or their relations with employees, suppliers, distributors, or a customer.

“Change in Control” shall have the same meaning as in the Apergy Corporation 2018 Equity and Cash Incentive Plan.

“Committee” shall mean the Apergy Benefits and Investment Committee.

“Code” shall mean the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, and any regulations promulgated thereunder.

“Corporation” shall mean Apergy USA, Inc., a Delaware corporation, and any successor corporation by merger, consolidation or transfer of all or substantially all of its assets.

“Deferred Compensation Agreement” shall mean the agreement to participate in the Plan and defer compensation between a Participant and the Company in the form or pursuant to the Appropriate Procedure as the Committee may prescribe from time to time.

“Deferred Compensation Plan Account” shall mean the book entry-account under this Plan which shall be credited with (i) a Participant’s account balance under the Dover Deferred Compensation Plan as of immediately prior to the Effective Time and (ii) Earnings credited thereon, as provided in the Plan.

“Disability” with respect to a Participant’s Deferred Compensation Plan Account, shall mean a disability which causes a Participant who has not met the requirements for Retirement to be eligible to receive disability benefits under his or her employer’s long-term disability benefits program, provided that any such disability meets the criteria specified in Section 1.409A-3(i)(4) of the Treasury Regulations, or, in the case of a Participant who does not meet the criteria specified above, a disability which would cause the Participant to be determined to be totally disabled by the Social Security Administration and eligible for social security disability benefits. A Participant’s Disability shall be deemed to have ended on the last day of the last month with respect to which he or she receives benefits described in the preceding sentence.

“Earnings” with respect to a Participant’s Deferred Compensation Plan Account, Pension Replacement Plan Account, or Supplemental Accrued Benefit Account, Earnings shall mean earnings and or losses on amounts credited to such account in accordance with Section 5 hereof.

“Effective Time” shall have the meaning set forth in the Employee Matters Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Participant” shall mean only those employees of Apergy Corporation and its Affiliates, with respect to which Apergy USA, Inc. assumed liabilities under the Pension Replacement Plan or the Dover Deferred Compensation Plan pursuant to the Employee Matters Agreement. No other employees of Apergy Corporation or its Affiliates shall become Participants in the Plan at or after the Effective Time.

“Pension Replacement Plan Account” shall mean the book entry-account under this Plan which shall be credited with (i) a Participant’s account balance under the Dover Corporation Pension Replacement Plan as of immediately prior to the Effective Time and (ii) Earnings credited thereon, as provided in the Plan.

“Plan” shall mean the Apergy Executive Deferred Compensation Plan, as amended from time to time.

“Plan Year” shall mean the calendar year.

“Retirement” with respect to a Participant’s Deferred Compensation Plan Account, shall mean the Participant’s termination of employment on or after (a) his or her 65th birthday, (b) his or her completion of ten (10) “years of service” and attainment of age 55. For purposes hereof, a year of service means each period of twelve (12) months of completed employment with Apergy Corporation or its Affiliates or with Dover Corporation or an affiliate thereof.

“Scheduled In-Service Withdrawal Date” shall mean the date or dates elected by a Participant under the Dover Deferred Compensation Plan for the early distribution of benefits, as provided in Section 5.2(b).

“Scheduled Withdrawal Date” shall mean the date or dates elected by a Participant for the distribution, as provided in Section 5.2(d).

“Specified Employee” shall mean an employee described in Section 409A(a)(2)(B)(i) of the Code and any applicable regulations or other pronouncements issued by the Internal Revenue Service with respect thereto. The determination of who the Specified Employees are as of any time shall be made by the Committee.

“Supplemental Accrued Benefit Account” shall mean the book entry-account under this Plan which shall be credited with (i) a Participant’s Supplemental Accrued Benefit account balance under the Dover Deferred Compensation Plan as of immediately prior to the Effective Time and (ii) Earnings credited thereon, as provided in the Plan.

“Termination Date” shall mean the first day of the month coinciding with or next following the date on which a Participant has a Termination of Service.

“Termination of Service” shall mean the Participant’s ceasing his or her employment with Apergy Corporation and its Affiliates for any reason whatsoever, whether voluntarily or involuntarily, including, without limitation, by reason of death or Disability, in each instance that would meet the requirements to be considered a “Separation from Service” within the meaning of Section 1.409A-1(b) of the Treasury Regulations.

“Unforeseeable Emergency” shall mean one or more of the following events which causes a severe financial hardship to the Participant: (a) illness or accident of the Participant or his or her spouse, Beneficiary or dependent; (b) loss of the Participant’s property due to casualty, including the need to repair or rebuild such property with such repair or rebuild not covered by insurance; and/or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, including, without limitation the need to pay medical expenses for the Participant or his or her spouse, Beneficiary or dependent, foreclosure of or eviction of the Participant from his or her primary residence or the payment of funeral expenses of the Participant or his or her spouse, Beneficiary or dependent. For purposes of the definition of Unforeseeable Emergency, “dependent” shall mean such term as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B).

Section 3. DEFERRAL OF COMPENSATION.

(a) Participants in the Plan shall not defer any additional compensation under the Plan or accrue any additional benefits under the Plan attributable to services performed following the Spin-Off. Instead, a Participant’s Deferred Compensation Plan Account Pension Replacement Plan Account and Supplemental Accrued Benefit Account shall be credited with interest, or earnings or losses, as set forth in the Plan.

(b) A Participant’s Deferred Compensation Plan Account, Pension Replacement Plan Account and Supplemental Accrued Benefit Account shall be one-hundred percent (100%) vested at all times, including Earning thereon.

Section 4. MEASUREMENT OF EARNINGS.

(a) The measuring alternatives used for the measurement of Earnings on the amounts in a Participant’s Deferred Compensation Plan Account shall be selected by the Participant in writing or electronically pursuant to such procedures as shall be prescribed by the Committee from among the various measuring alternatives offered under the Plan from time to time, unless the Committee decides in its sole discretion to designate the measuring alternative(s) used to determine Earnings.

(b) In the event that various measuring alternatives are made available to Participants, each Participant may change the selection of his or her measuring alternatives as of the beginning of any Plan Year (or at such other times and in such manner as prescribed by the Committee (or its designee), in its sole discretion), subject to such notice and other administrative procedures established by the Committee (or a designee of the Committee).

(c) The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings and the election of measuring alternatives pursuant to this Section 4.

(d) The Earnings rate that shall apply to the Pension Replacement Plan Account and Supplemental Accrued Benefit Account shall be the Moody’s AA bond rate as of December 31 of the preceding Plan Year; provided, however, the Committee may, in its discretion, establish other Earnings rate or rates to be credited to a Participant’s Pension Replacement Plan Account and Supplemental Accrued Benefit Account from time to time. The Earnings rate or rates to be credited to a Participant’s Pension Replacement Plan Account need not be the same as the Earnings rate or rates to be credited to a Participant’s Supplemental Accrued Benefit Account.

Section 5. DISTRIBUTION OF BENEFITS.

5.1 Pension Replacement Plan Account.

(a) If on the date of a Participant’s Termination of Service the value of such Participant’s Pension Replacement Plan Account is $500,000 or less, the entire Pension Replacement Plan Account shall be paid out in a single lump sum payment as soon as practicable after the date of Termination of Service but in no event later than ninety (90) days after the date of Termination of Service.

(b) If on the date of a Participant’s Termination of Service the value of such Participant’s Pension Replacement Plan Account exceeds $500,000, 75% of the Pension Replacement Plan Account shall be paid out in a lump sum payment as soon as practicable after his or her Termination Date, but in no event later than ninety (90) days after his or her Termination Date, and 20% of the remaining Pension Replacement Plan Account shall be paid on or about each of the next subsequent five anniversary dates of the date as of which the initial lump-sum payment was made or, if the initial payment was subject to the six month payment delay in Section 5.4(b), the anniversary of the date on which the initial payment would have been made if the six month payment delay were not applicable, but in no event later than ninety (90) days after the applicable anniversary date.

(c) In the event of a Participant’s death prior to the commencement of payment of any portion of his or her Pension Replacement Plan Account, the Participant’s Beneficiary shall be paid within 30 days (or such longer period as permitted under Section 409A of the Code) after the Committee receives notification of the Participant’s death, a lump-sum payment of the Participant’s Pension Replacement Plan Account.

(d) In the event of a Participant’s death during such time as installment payments of the Participant’s Pension Replacement Plan Account are being made to such Participant, any remaining such payments shall be made to the Participant’s Beneficiary at the same time or times as such payments would have been made had the Participant survived to the applicable payment date or dates.

(e) Notwithstanding any provision in the Plan to the contrary, if the Committee determines, whether prior to or after Termination of Service, that a Participant has engaged in conduct that constitutes Cause, the Committee shall revoke that Participant’s status as a Participant in this Plan and if the Participant is still employed, his or her Pension Replacement Plan Account shall be forfeited in its entirety and he or she shall cease to be a Participant in the Plan. If the Committee determines, after a Participant’s Termination of Service, that the participant has engaged in conduct that constitutes Cause, the Participant’s Pension Replacement Plan Account shall be forfeited in its entirety and the Participant shall be required to repay any portion of the Pension Replacement Plan Account that has already been distributed to him or her. If the Committee reasonably believes that a Participant has engaged in conduct that could provide the basis for a conviction of, or plea to, a felony and thus constitutes Cause, the Committee may withhold any or all payments of the Pension Replacement Plan Account to that Participant until the Committee reasonably concludes that such conduct will not result in a conviction of, or plea to, a felony by that Participant.

5.2 Deferred Compensation Plan Account.

(a) This Section 5.2(a) shall apply to amounts attributable to deferral elections made effective for Plan Years prior to January 1, 2014, under the Dover Corporation Deferred Compensation Plan.

(i) Upon a Participant’s Retirement or Disability, his or her Deferred Compensation Plan Account shall be payable over a period of five (5), ten (10) or fifteen (15) years, or in a single lump sum payment, as elected by the Participant in his or her deferred compensation election pursuant to the provisions of the Dover Deferred Compensation Plan. If a Participant has failed to make a valid distribution election, the distribution shall be made in annual installments over a ten (10) year period. Notwithstanding the above, distributions as a result of Retirement may be deferred as elected by a Participant; provided, however, in no event may any distribution commence later than the last day of the first calendar quarter of the year following the year in which the Participant attains age seventy (70), regardless of whether the Participant has had a Termination of Service. A Participant may change the method of distribution on account of Retirement or Disability (from lump sum to installments or vice versa or to change the date on which a distribution would be made or commence to be made or the period over which the installments would be made) by giving at least twelve (12) months’ notice to the Committee by following such procedures as may be established by the Committee prior to his or her Retirement or attainment of age seventy (70), if applicable and, if such election is on account of Retirement or Disability, the election shall not take effect until at least 12 months after the date on which the election is made; provided further, however, that the distribution, or commencement of the distribution, of any Deferred Compensation Plan Account on account of Retirement is extended for at least five (5) years beyond the prior time as of which the distribution was to have been made or commence to have been made. If, prior to distribution of the Participant’s Deferred Compensation Plan Account, a Participant who had incurred a Disability no longer meets the definition of Disability and returns to work with Apergy Corporation or its Affiliates, no payment of a Deferred Compensation Plan Account shall be made from the Plan on account of the prior Disability, and distribution of the Participant’s Deferred Compensation Plan Account shall be made as otherwise provided in this Section 5.2.

(ii) If a Participant incurs a Termination of Service, voluntarily or involuntarily, for reasons other than Retirement, death or Disability, the value of the Participant’s Deferred Compensation Plan Account balance shall be paid in a single lump sum payment.

(b) This Section 5.2(b) applies to a Participant who has elected, prior to December 31, 2013, a Scheduled In-Service Withdrawal Date in accordance with the Dover Deferred Compensation Plan applicable to all or a portion of his or her Deferred Compensation Plan Account (the distribution as set forth in this Section 5.2(b), the “Scheduled In-Service Withdrawal”).

(i) Such election shall specify the portion or amount of the Participant’s Deferred Compensation Plan Account to be distributed. A Participant may elect to extend to a later date a Scheduled In-Service Withdrawal Date by filing a written request to do so with the Committee at least twelve (12) months prior to such date (such election not taking effect until at least 12 months after the date on which the election is made). A Participant shall be granted no more than two (2) such extensions with respect to any initial Scheduled In-Service Withdrawal Date. The minimum period of extension is five (5) years beyond the prior time as of which the distribution was to have been made or commence to have been made with respect to the first extension and five (5) years from the extended date of distribution with respect to the second extension.

(ii) The distribution of the Scheduled In-Service Withdrawal elected amount or portion of the Participant’s Deferred Compensation Plan Account must commence no later than the last day of the first calendar quarter of the year following the year in which the Participant attains age seventy (70), regardless of whether the Participant has had a Termination of Service.

(iii) A Participant may elect to receive the distribution of the Schedule In-Service Withdrawal amount in a single lump sum payment or annual installments over two (2), three (3), four (4) or five (5) years. The form of distribution may be amended by the Participant up to twelve (12) months prior to any elected Scheduled In-Service Withdrawal Date by giving prior written notice to the Committee (such election not taking effect until at least 12 months after the date on which the election is made); provided, however, that the time of distribution with respect to which the form of distribution is amended shall be extended for a period of not less than 5 (years) beyond the prior time as of which the distribution was to have been made or commence to have been made.

(iv) If a Participant incurs a Termination of Service by reason of Retirement or Disability prior to a Scheduled In-Service Withdrawal Date, the amount of the distribution shall be distributed as the Participant elected for Retirement or Disability, as the case may be. If the Participant incurs a Termination of Service for any other reason, the distribution will be in the form of a single lump sum payment. If a Participant incurs a Termination of Service by reason of Retirement or Disability while he or she is receiving scheduled in-service installment distributions, the balance of the Participant’s Deferred Compensation Plan Account shall be distributed to the Participant as elected for Retirement or Disability, as the case may be. If the Participant incurs a Termination of Service for any other reason, the remaining installments will be distributed in a single lump sum payment.

(c) This Section 5.2(c) shall apply to amounts attributable to deferral elections made effective for Plan Years commencing on or after January 1, 2014, under the Dover Deferred Compensation Plan.

(i) Upon a Participant’s Termination of Service, his or her Deferred Compensation Plan Account shall be payable over a period of one (1) to ten (10) years, or in a single lump sum payment, as elected by the Participant in his or her Deferred Compensation Agreement under the Dover Deferred Compensation Plan. If a Participant fails to make a valid distribution election, the distribution shall be made in a single lump sum payment. In the event that a Participant’s Deferred Compensation Plan Account shall have a balance of $100,000 or less as of the date of Termination of Service, distribution shall be made in a single lump sum payment regardless of any distribution election made by the Participant. Notwithstanding the above, a distribution election made by a Participant upon Termination of Service may be further deferred as elected by a Participant; provided, however, in no event may any distribution commence later than the last day of the first calendar quarter of the year following the year in which the Participant attains age seventy (70), regardless of whether the Participant has had a Termination of Service. A Participant may change the method of distribution on account of Termination of Service (from lump sum to installments or vice versa or to change the date on which a distribution would be made or commence to be made or the period over which the installments would be made) by giving at least twelve (12) months’ notice to the Committee by following the appropriate procedure prior to his or her Termination of Service or attainment of age seventy (70), if applicable and, the election shall not take effect until at least 12 months after the date on which the election is made; provided further, however, that the distribution, is extended for at least five (5) years beyond the prior time as of which the distribution was to have been made or commence to have been made. A Participant shall be granted no more than one (1) such extension with respect to Termination of Service.

(ii) For the avoidance of doubt, with respect to deferral elections made effective for Plan Years prior to January 1, 2014, under the Dover Deferred Compensation Plan, distributions upon Termination of Service shall be permitted pursuant to the provisions of Section 5.2(a)(ii).

(d) This Section 5.2(d) shall apply to amounts attributable respect to deferral elections made effective for Plan Years commencing on and after January 1, 2016, under the Dover Deferred Compensation Plan. A Participant may elect a Scheduled Withdrawal Date applicable to all or a portion of his or her Deferred Compensation Plan Account attributable to contributions made with respect to any specified Plan Year. Such election shall be made in the Participant’s Deferred Compensation Agreement and shall specify the portion or amount of the Participant’s Deferred Compensation Plan Account to be distributed and the form of payment for such distribution; provided that such portion or amount specified shall not exceed the portion or amount credited to the Participant’s Deferred Compensation Plan Account which is vested as of any Scheduled Withdrawal Date. No election of a Scheduled Withdrawal Date shall be given effect unless such election specifies a Scheduled Withdrawal Date which is at least two (2) years after the end of the Plan Year in which the election is received by the Committee. A Participant may elect to receive the distribution under this Section 5.2(d) in a single lump sum payment or annual installments over two (2) to ten (10) years. The form of distribution of a distribution to be made on a Scheduled Withdrawal Date may be amended by the Participant from time to time and at any time up to twelve (12) months prior to any elected Scheduled Withdrawal Date by giving prior written notice to the Committee (such election not taking effect until at least twelve (12) months after the date on which the election is made); provided, however, that the distribution for which the form of distribution is amended shall not be made or commence earlier than five years after the date such amount would have otherwise become payable as determined under Treasury Regulation Section 1.409A-2(b). For the avoidance of doubt, a Participant’s Termination of Service (other than as a result of death) prior to a Scheduled Withdrawal Date will not accelerate the time of payment of any payment due on such Scheduled Withdrawal Date.

(e) In the event a Participant dies prior to the distribution of the Participant’s entire Deferred Compensation Plan Account, distribution of the Participant’s Deferred Compensation Plan Account (or the remaining balance thereof) shall be made in a single lump sum payment on such date as the Committee shall determine; provided, however, that such date shall be within ninety (90) days following the Participant’s death or such later date as shall meet the requirements of Section 409A of the Code.

(f) All distributions from the Deferred Compensation Plan Account (other than distributions on account of death, or Unforeseeable Emergency) shall be made in accordance with the following procedure: the Participant’s Deferred Compensation Plan Account shall be valued as of the February 28th of the Plan Year next following the Plan Year in which the Participant’s Retirement, Disability, death, Termination of Service or other “distributable event” occurs. If the distribution is to be made in a single lump sum payment, the lump sum shall be paid as soon as administratively practicable following the February 28th as of which the valuation described above is made, but in no event later than the March 31st following such valuation. If the distribution is to be made in installments, the same February 28th valuation described above shall be made and then divided by the number of years over which the installment payments are to be made. Such amount shall be paid as soon as administratively practicable after the determination is made, but in no event later than the March 31st following such February 28th valuation. A new valuation and annual installment amount (based on the number of remaining annual installments to be made) shall be determined as of each subsequent February 28th during which installment payments are to be made and such payments shall be made no later than the March 31st following each such determination. As used herein, “distributable event” shall mean the date of a Participant’s Retirement, Disability, death or Termination of Service; provided, however, that if a Participant has elected to have a payment deferred for a specified period following Retirement, “distributable event” with respect to such payment shall mean the year to which the payment is deferred. All distributions shall be made in cash.

(g) Notwithstanding the foregoing, if the Deferred Compensation Plan Account from which all initial installment payments which begin to be made during a year is $50,000 or less as of the applicable February 28th valuation described above, the entire amount remaining in such Deferred Compensation Plan Account shall be distributed in a single lump sum payment as soon as administratively practicable following such February 28th valuation, but in no event later than the March 31st following such February 28th valuation.

5.3 Supplemental Accrued Benefit Account

(a) A Participant’s Supplemental Accrued Benefit Account shall be distributed in a single lump sum payment upon such Participant’s Termination of Service at the time described in 5.2(e).

(b) For the avoidance of doubt, a Participant’s Supplemental Accrued Benefit Account, if any, is not considered part of a Participant’s Deferred Compensation Plan Account.

5.4 Section 409A.

(a) It is intended that (a) this Plan and all benefits payable thereunder shall comply in all material respects with the applicable provisions of Section 409A of the Code; (b) to the maximum extent possible each such provision of the Plan, and any actions taken pursuant to the Plan, shall be interpreted so that any such provision or action shall be deemed to be in compliance with Section 409A of the Code; and (c) no election made by a Participant hereunder, and no change made by a Participant to a previous election with respect to a distribution of benefits shall be accepted if the Committee determines that acceptance of such election or change could violate any of the requirements of Section 409A of the Code, resulting in early taxation and penalties. Neither Apergy Corporation nor its

Affiliates nor their current employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A of the Code.

(b) Notwithstanding any provision of the Plan to the contrary, no distribution of any benefit under the Plan to a Specified Employee following his or her Termination of Service (other than as the result of the Specified Employee’s death) shall be made (or commence to be made) earlier than the first day of the month coincident with or next following six months after his or her Termination of Service. Any distribution subject to this provision shall be delayed until the end of the six-month period, and any payment due within the six-month period shall be paid at the beginning of the seventh month following the date of the Specified Employee’s Termination of Service.

(c) The entitlement to a series of installment payments under the Plan shall be treated as a single payment for purposes of Section 409A, including for purposes of the subsequent changes in the time or form of payment as provided in Treasury Regulation Section 1.409A-2(b)(2).

(d) Although it is intended that payments scheduled to be made under the Plan shall be made as provided herein, in no event shall any such payment be made later than the end of the calendar year in which the scheduled payment was to have been made, or, if later, prior to the 15th day of the third month following the date as of which the scheduled payment was to have been made; provided, however, that the Participant shall not have any direct or indirect discretion to designate the taxable year in which such payment is to be made. For purposes hereof, the scheduled payment date of a payment that is scheduled to be made during a 90-day period shall be the first day of the 90-day period.

Section 6. HARDSHIP WITHDRAWALS.

(a) Upon the request of a Participant, the Committee, in its sole discretion, may approve, due to the Participant’s “Unforeseeable Emergency,” an immediate lump sum distribution to the Participant of all or a portion of a Participant’s unpaid Deferred Compensation Plan Account. For the purposes of this Section 6, a Participant shall experience an Unforeseeable Emergency if, and only if, such Participant experiences a severe financial hardship as defined in Section 409A of the Code. Withdrawals on account of Unforeseeable Emergency shall not be permitted from the Pension Replacement Plan Account or the Supplemental Accrued Benefit Account.

(b) The amount to be paid pursuant to this Section 6 of the Plan shall not exceed the amount necessary to satisfy the applicable Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such assets would not itself cause severe hardship).

(c) Distributions from a Participant’s Deferred Compensation Plan Account on account of an Unforeseeable Emergency shall be made as soon as administratively practicable (and in the case of an Unforeseeable Emergency, no later than 90 days) following, if applicable, approval of such distributions by the Committee.

Section 7. CHANGE IN CONTROL

In the event of a Change in Control, a Participant’s Pension Replacement Plan Account shall be paid to the Participant in a single lump sum payment within 60 days after the Change in Control. Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control, the Committee may, in its discretion, terminate the remaining provisions of the Plan pursuant to the procedures in Section 1.409A-3(j)(4)(ix)(B) or (C) (if applicable) and a Participant’s Deferred Compensation Plan Account and Supplemental Accrued Benefit Account shall be paid to him or her in a lump sum as soon as administratively practicable after the Change in Control to the extent permissible under the foregoing provisions of the Section 409A regulations. An event shall not be considered to be a “Change in Control” if, for purposes of Section 409A of the Code, such event would not be considered to be a change in control. A payment of a benefit made pursuant to this Section 7 to a Participant who is a Specified Employee may be delayed, in the discretion of the Committee, until the earlier of the first day of the month coincident with or next following six months after his or her Termination of Service or Change of Control to the extent necessary to avoid a violation of Section 409A of the Code.

Section 8. CLAIMS PROCEDURES.

(a) Initial Claim.

(i) Any claim by a Participant or Beneficiary (“Claimant”) with respect to eligibility, participation benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee or its designee receives the claim, provided that in the event of special circumstances such period may be extended.

(ii) In the event of special circumstances, the ninety (90) day period may be extended for a period of up to ninety (90) days (for a total of one hundred eighty (180) days). If the initial ninety (90) day period is extended, the Committee or its designee shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Committee’s request for information, or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided.

(iii) If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(iv) If a claim is wholly or partially denied, the notice to the Claimant shall set forth:

(A) The specific reason or reasons for the denial;

(B) Specific reference to pertinent Plan provisions upon which the denial is based;

(C) A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

(D) Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(E) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b) Claim Denial Review.

(i) If a claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The Claimant or his or her duly authorized representative may:

(A) Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(B) Submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(ii) The decision of the Committee upon review shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.

(iii) If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

(iv) The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

(v) The Committee’s decision upon review on the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:

(A) The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;

(B) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(C) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c) All interpretations, determinations and decisions of the Committee with respect to any claim, including without limitation the appeal of any claim, shall be made by the Committee, in its sole discretion, based on the Plan and comments, documents, records, and other information presented to it, and shall be final, conclusive and binding.

The claims procedures set forth in this Section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1.

(d) A Claimant must follow the claims procedure forth in Sections 8(a) and (b) (and comply with all applicable deadlines established as part thereof) as a condition to the receipt of any benefits claimed under the Plan, and as a condition to the availability of any other relief under or with respect to the Plan. If a Claimant follows the claims procedure and his or her final appeal is denied, in whole or in part, under Section 8(b), he or she will have one year following the date of the final determination of an appeal under Section 8(b) to file a lawsuit with respect to that claim, and failure to meet the one-year deadline will extinguish his or her right to file a lawsuit with respect to that claim.

Section 9. NO FUNDING OBLIGATION.

(a) The Plan shall not be construed to require the Corporation or any of its Affiliates to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan.

(b) This Plan is “unfunded”; benefits payable hereunder shall be paid by the Corporation out of its general assets. Participants and their Beneficiaries shall not have any interest in any specific asset of the Corporation or its Affiliates as a result of this Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Corporation, any of its Affiliates, the Committee, and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

Section 10. NON-TRANSFERABILITY OF RIGHTS UNDER THE PLAN.

The benefits payable or other rights under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution, or levy of any kind, and any attempt to be so subjected shall not be recognized.

Section 11. MINORS AND INCOMPETENTS.

(a) In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

(b) Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

Section 12. ASSIGNMENT.

The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Corporation sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Corporation shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

Section 13. LIMITATION OF RIGHTS.

Nothing contained herein shall be construed as conferring upon an employee the right to continue in the employ of Apergy Corporation or its Affiliate’s as an executive or in any other capacity or to interfere with the right of Apergy Corporation or its Affiliates to discharge him or her at any time for any reason whatsoever.

Section 14. ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Committee may delegate any of its powers or duties to others as it shall determine and may retain counsel, agents and such clerical and accounting services as it may require in carrying out the provisions of the Plan. An employee of the Corporation or Committee member who is also a Participant in the Plan shall not be involved in the decisions of the Corporation or Committee regarding any determination of any specific claim for benefit with respect to himself or herself.

Section 15. AMENDMENT OR TERMINATION OF PLAN.

The Plan may be amended at any time by the Committee and may be terminated at any time by the Committee; provided, however, that no such amendment or termination shall adversely affect the rights of Participants or their Beneficiaries with respect to amounts credited to the Deferred Compensation Plan Accounts, the Pension Replacement Plan Accounts or the Supplemental Accrued Benefit Accounts prior to such amendment or termination, without the written consent of the Participant.

Section 16. SEVERABILITY OF PROVISIONS.

In case any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 17. ENTIRE AGREEMENT.

This Plan, along with the Participant’s Deferred Compensation Agreement and elections hereunder, constitutes the entire agreement between the Corporation and the Participant pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Corporation or its Affiliates with respect to the subject matter herein.

Section 18. HEADINGS AND CAPTIONS.

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

Section 19. NON-EMPLOYMENT.

The Plan is not an agreement of employment and it shall not grant an employee any rights of employment.

Section 20. PAYMENT NOT SALARY.

Except to the extent a plan otherwise provides, any benefits payable under this Plan shall not be deemed salary or other compensation to the Participant or Beneficiary for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Corporation or its Affiliates.

Section 21. GENDER AND NUMBER.

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

Section 22. WITHHOLDING.

The Corporation shall have the right to deduct (or cause to be deducted) from any amounts otherwise payable to the Participant or other payee, whether pursuant to the Plan or otherwise, or otherwise to collect from the Participant or other payee, any required withholding taxes with respect to benefits under the Plan.

Section 23. CONTROLLING LAW.

The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees within the meanings of Sections 201(2) and 301(a)(3) of ERISA. The Plan is intended to comply with the requirements imposed under Section 409A of the Code and the provisions of the Plan shall be construed in a manner consistent with the requirements of such section of the Code. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Committee reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Delaware without giving effect to conflict of law provisions.

IN WITNESS WHEREOF, the Apergy USA, Inc. has caused this amendment to be executed by its duly authorized officer, this             day of                    , 2018.

Apergy USA, Inc.

By: